Exhibit 10.74

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (this “Agreement”) is entered into this  5th  day of  February, 2007 (the “Effective Date”) between Jeffrey R. Feeler (“Employee”) and AMERICAN ECOLOGY CORPORATION, a Delaware corporation (the “Company”).  This Agreement is intended to provide Employee with the compensation and benefits described herein upon the occurrence of specific events following a change of control of the ownership of the Company (defined as “Change of Control”).  Certain capitalized terms used in this Agreement are defined in Article 6.

R E C I T A L S:

WHEREAS, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of an acquisition by another company or other change in control of the ownership of the Company.  The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Employee and can cause the Employee to consider alternative employment opportunities or be influenced by the impact of such possible change in control on Employee’s personal circumstances.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility or occurrence of a Change of Control of the Company; and

WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue his or her employment and to motivate Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

NOW, THEREFORE, the Company and Employee hereby agree as follows:

Article 1.                      EMPLOYMENT BY THE COMPANY.

1.1           Effect of Agreement.  This Agreement shall commence on the Effective Date and shall remain in full force and effect so long as Employee is employed by Company.

1.2           “At-Will” Employment.  The Company and Employee each agree and acknowledge that Employee is employed by the Company as an “at-will” employee and that either Employee or the Company has the right at any time to terminate Employee’s employment with the Company, with or without cause or advance notice, for any reason or for no reason.  The Company and Employee wish to set forth the compensation and benefits which Employee shall be entitled to receive in the event that Employee’s employment with the Company terminates under the circumstances described in Article 3 below.

1.3           Consideration.  The duties and obligations of the Company to Employee under this Agreement shall be in consideration for Employee’s past services to the Company, Employee’s continued employment with the Company and Employee’s execution of the general waiver and release described in Section 5.2.  The Company and Employee agree that Employee’s execution of the general waiver and release described in Section 5.2 is a precondition to Employee’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such conditions have been satisfied through the scheduled date of payment.  The Company hereby declares that it has relied upon Employee’s commitments under this Agreement to comply with the requirements of Article 5, and would not have been induced to enter into this Agreement or to execute this Agreement in the absence of such commitments.

Article 2.                      PAYMENT UPON CHANGE OF CONTROL.

Upon a Change of Control of the Company, Employee shall receive an amount equal to 100% of Employee’s then current Base Salary.  Such payment shall be paid in a single lump-sum payment, within forty-five (45) days following the date of the Change of Control.

Article 3.                      TERMINATION EVENTS.

3.1           Involuntary Termination Upon or Following Change of Control.  In the event Employee’s employment with the Company or one of its subsidiaries is involuntarily terminated at any time by the Company without Cause either (i) at the time of or within twelve (12) months following the occurrence of a Change of Control, or (ii) at any time prior to a Change of Control, if such termination is at the request of an “Acquiror,” then such termination of employment will be a Termination Event and the Company shall pay Employee the compensation and benefits described in Article 3.  In addition, the Company shall pay Employee the Accrued Obligations.  An “Acquiror” is either a person or a member of a group of related persons representing such group that in either case obtains effective control of the Company in a transaction or a group of related transactions constituting the Change of Control.

3.2           Involuntary Termination for Cause.  In the event Employee’s employment with the Company or one of its subsidiaries is involuntarily terminated by the Company for Cause at any time, then such termination of employment will not be a Termination Event, Employee will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Employee as of Employee’s termination date.  In addition, in the event of termination for Cause, Employee shall immediately and automatically forfeit all vested and unvested Stock Options and all unvested shares of Restricted Stock, if any.

3.3           Voluntary Termination.  Employee may voluntarily terminate his or her employment with the Company and/or its subsidiaries at any time.  In the event (i) Employee voluntarily terminates his or her employment for any reason, or (ii) Employee’s employment terminates on account of either death or physical or mental disability, then such termination of employment will not be a Termination Event, Employee will not be entitled to receive any payments or benefits under the provisions of this Agreement, and the Company will cease paying compensation or providing benefits to Employee as of the Employee’s termination date; provided, however, that pursuant to Company policy, the Employee’s health benefits shall extend to the last day of the calendar month in which employment termination occurs; and provided, further, that the Company shall pay Employee (or his or her estate or personal representative, in the event of Employee’s death) the Accrued Obligations.

Article 4.                      COMPENSATION AND BENEFITS PAYABLE.

4.1           Right to Benefits.  If a Termination Event occurs, Employee shall be entitled to receive the benefits described in this Agreement so long as Employee complies with the conditions set forth in Article 5. If a Termination Event does not occur, Employee shall not be entitled to receive any benefits described in this Agreement, except as otherwise specifically set forth herein.

4.2           MIP Bonus; Accrued Obligations.  Upon the occurrence of a Termination Event, Employee shall receive his or her pro rata portion (based on the number of calendar months or portion thereof elapsed during the year as of the date of the Termination Event) of that year’s target/base bonus amount under the Company’s Management Incentive Plan, accrued as of the date of the Termination Event, if any, less any applicable withholding of federal, state or local taxes.  Such MIP bonus payment, if any, shall be paid in a single, lump-sum payment, within forty-five (45) days following the date of the Termination Event, subject to the limitations set forth in Section 4.6, if applicable.  Employee shall also be entitled to receive payment of the Accrued Obligations.

4.3           Health Insurance Coverage.  Following the occurrence of a Termination Event, Employee shall be entitled, at the Company’s expense, to continue to receive the health insurance coverage to which Employee and his or her dependents were entitled as of the date of the Termination Event and for a period of twelve (12) months thereafter.

4.4           Equity Award Acceleration.

(a)           Employee’s stock options, if any, which are outstanding as of the date of the Termination Event (the “Stock Options”) shall become fully (100%) vested upon the occurrence of the Termination Event.  The maximum period of time during which the Stock Options shall remain exercisable, and all other terms and conditions of the Stock Options, shall be as specified in the relevant Stock Option agreements and relevant stock plans under which the Stock Options were granted.

(b)           Employee’s restricted stock awards, if any, that are outstanding as of the date of the Termination Event (“Restricted Stock”) shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of Employee’s termination of employment.  Certificates representing all shares of Restricted Stock which have not yet been delivered to Employee or his designee (whether because the shares are uncertificated or subject to joint escrow instructions or otherwise) shall be promptly delivered to Employee or his or her designee upon the occurrence of a Termination Event.

4.5           Mitigation.  Except as otherwise specifically provided herein, Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer or by retirement benefits after the date of the Termination Event, or otherwise.

4.6          Compliance with Section 409A.  In the event that (i) one or more payments of compensation or benefits received or to be received by Employee pursuant to this Agreement (“Agreement Payment”) would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then such Agreement Payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) such earlier time permitted under Section 409A of the Code and the regulations or other authority promulgated thereunder; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee under Section 409A of the Code, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  During any period in which an Agreement Payment to Employee is deferred pursuant to the foregoing, Employee shall be entitled to interest on the deferred Agreement Payment at a per annum rate equal to the highest rate of interest applicable to six (6)-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such separation from service.  Upon the expiration of the applicable deferral period, any Agreement Payment which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or his or her beneficiary in one lump sum, including all accrued interest.

Article 5.                      LIMITATIONS AND CONDITIONS ON BENEFITS.

5.1           Reduction in Payments and Benefits; Withholding Taxes.  The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of a Termination Event.  The Company shall withhold appropriate federal, state or local income, employment and other applicable taxes from any payments hereunder.

5.2           Employee Release Prior to Receipt of Benefits. Upon the occurrence of a Termination Event, and prior to the receipt of any benefits hereunder, Employee shall, as of the date of a Termination Event, execute an employee release in the form attached hereto as Exhibit A.  Such employee release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution relating to Employee’s employment with the Company, but shall not include (i) Employee’s rights under this Agreement; (ii) Employee’s rights under any employee benefit plan sponsored by the Company; or (iii) Employee’s rights to indemnification under the Company’s charter, bylaws or other governing instruments or under any agreement addressing such subject matter between Employee and the Company.  It is understood that Employee has twenty-one (21) days to consider whether to execute such employee release and Employee may revoke such employee release within seven (7) business days after execution of such employee release. In the event Employee does not execute such employee release within the twenty-one (21) day period, or if Employee revokes such employee release within the seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.  Nothing in this Agreement shall limit the scope or time of applicability of such employee release once it is executed and not timely revoked.

5.3           Amendment or Termination of This Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Employee; provided, however, that only prior to the period commencing three (3) months before the occurrence of a Change of Control, the Company may unilaterally terminate this Agreement following eighteen (18) months’ prior written notice to Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an authorized officer of the Company, after such change or termination has been approved by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors.

5.3           Non-Alienation of Benefits.  No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

Article 6.                      OTHER RIGHTS AND BENEFITS NOT AFFECTED.

6.1           Nonexclusivity. Nothing in the Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or any other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any Stock Option, Restricted Stock or other agreements with the Company; provided, however, any benefits provided hereunder shall be in lieu of any other severance benefits to which Employee may otherwise be entitled, including without limitation, under any employment contract or severance plan. Except as otherwise expressly provided herein, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Termination Event shall be payable in accordance with such plan, policy, practice or program.

6.2           Employment Status. This Agreement does not constitute a contract of employment or impose on Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

Article 7.                      DEFINITIONS.

7.1           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)           “Accrued Obligations” shall include (i) any unpaid Base Salary through the date of the Termination Event and any accrued personal time off (“PTO”), in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of the Termination Event; (iii) reimbursement for any un-reimbursed business expenses incurred through the date of the Termination Event; and (iv) all other payments, benefits or fringe benefits to which Employee may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant of the Company.

(b)           “Agreement” means this Change of Control Agreement.

(c)           “Base Salary” means Employee’s annual salary (excluding bonus, any other incentive or other payments and stock option exercises) from the Company at the time of the occurrence of the Change of Control or a Termination Event, whichever is greater.

(d)           “Cause” means misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on the Company’s business or reputation; (ii) repeated unexplained or unjustified absences from the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company which has a material adverse effect on the Company’s business or reputation; (iv) a material and willful violation of any state or federal law which if made public would materially injure the business or reputation of the Company as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against the Company which has a material adverse effect on the Company’s business or reputation; (vi) conduct by Employee which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by Employee of any contract between Employee and the Company or any statutory duty of Employee to the Company that is not corrected within thirty (30) days after written notice to Employee thereof.  Whether or not the actions or omissions of Employee constitute “Cause” within the meaning of this Agreement, shall be decided by the Board based upon a reasonable good faith investigation and determination.  Physical or mental disability shall not constitute “Cause.”

(e)           “Change of Control” means the occurrence of any of the following events:

(i)           the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company's securities shall not constitute a corporate reorganization;

(ii)           stockholder approval of the sale, transfer, or other disposition of all or substantially all of the Company's assets;

(iii)           stockholder approval of a plan of liquidation; or

(iv)           any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities.  For purposes of this definition, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

(e)           “Company” means American Ecology Corporation, and any of its subsidiaries, and any successor thereto.

(f)           “Termination Event” means an involuntary termination of employment described in Section 3.1. No other event shall be a Termination Event for purposes of this Agreement.

7.2           Other Definitions.  Other capitalized terms used but not defined in this Article 7 shall have the meanings given such terms in the body of this Agreement.

Article 8.                      GENERAL PROVISIONS.

8.1           Notices.  Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to Employee under the terms of this Agreement shall be delivered to Employee either in person or at such address as listed in the Company’s payroll records.

8.2           Severability. It is the intent of the parties to this Agreement that whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3           Waiver.  If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4           Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

8.5           Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6           Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not delegate any of Employee’s duties hereunder and may not assign any of Employee’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.

8.8           Attorneys’ Fees.  If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

8.9           Arbitration.  In order to ensure rapid and economical resolution of any dispute which may arise under this Agreement, Employee and the Company agree that any and all disputes or controversies, arising from or regarding the interpretation, performance, enforcement or termination of this Agreement shall submitted to binding arbitration.  In the event the parties cannot agree on an arbitrator, then the arbitrator shall be selected by the administrator of the American Arbitration Association (“AAA”) office in Salt Lake City, Utah.  The arbitrator shall be an attorney with at least 15 years’ experience in employment law in Idaho.  Boise shall be the site of the arbitration.  All statutes of limitation, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder.  Any issue about whether a controversy or claim is covered by this Agreement shall be determined by the Arbitrator.  The arbitration shall be conducted under the AAA Employment Dispute Resolution Rules then in effect.  BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EMPLOYEE ACKNOWLEDGE THAT THEY ARE WAIVING THEIR RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

8.10           Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Idaho.

8.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Any signed counterpart of this Agreement may be delivered by facsimile or other electronic transmission with the same legal force and effect as delivery of an originally signed document.

IN WITNESS WHEREOF, the parties have executed this Change of Control Agreement on the day and year written above.

“Company”:	AMERICAN ECOLOGY CORPORATION,
a Delaware corporation

By: /s/ Stephen A. Romano

Print Name: Stephen A. Romano

Title: President and CEO

“Employee”:
/s/ Jeffrey R. Feeler
Signature

Exhibit A:  Employee General Release

Exhibit A

GENERAL RELEASE AND AGREEMENT

This General Release and Agreement (the “Agreement”) is made and entered into by Jeffrey R. Feeler (“Employee”).  The Agreement is part of an agreement between Employee and AMERICAN ECOLOGY CORPORATION (“AEC”) to terminate Employee’s employment with AEC or one of its subsidiaries on terms that are satisfactory both to AEC and to Employee. Therefore, Employee agrees as follows:

1.
Employee agrees to attend an Exit Interview on __________, 20__ at which time all company property and identification will be turned in and the appropriate personnel documents will be executed.  Thereafter, Employee agrees to do such other acts as may be reasonably requested by AEC in order to effectuate the terms of this Agreement. Employee agrees to remove all personal effects from his current office within seven days of signing this Agreement and in any event not later than __________, 20__.

2.
Employee agrees not to make any public statement or statements to the press concerning AEC, its business objectives, its management practices, or other sensitive information without first receiving AEC’s written approval. Employee further agrees to take no action which would cause AEC or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to AEC’s or any such person’s being held in disrepute by the general public or AEC’s employees, clients, or customers.

3.
Employee, on behalf of Employee’s heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless AEC, its officers, directors, agents, employees, attorneys, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have, including but not limited to;

a.
any claims relating to employment discrimination on account of race, sex, age, national origin, creed, disability, or other basis, whether or not arising under the Federal Civil Rights Acts, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.
any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, and any similar laws enacted in the state of Employee’s principal place of employment;

c.
any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.
any claims relating to, arising out of, or connected with Employee’s employment with AEC, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal AEC policy, procedure, practice or guideline; or any oral, written. express, and/or implied employment contract or agreement, or the breach of any terms thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment; and

e.
any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal.

4.
Employee represents and warrants that Employee has not assigned any such claim or authorized any other person or entity to assert such claim on Employee’s behalf. Further, Employee agrees that under this Agreement, Employee waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

5.	In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them.

6.	Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present.

7.
It is expressly agreed that the claims released pursuant to this Agreement include all claims against individual employees of AEC, whether or not such employees were acting within the course and scope of their employment.

8.
Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment (including employment as an independent contractor or otherwise) with AEC, its subsidiaries or related companies, or any successor, and Employee hereby waives any right, or alleged right, of employment or re-employment with AEC. Employee further agrees not to institute or join any action, lawsuit or proceeding against AEC, its subsidiaries, related companies or successors for any failure to employ Employee.

9.
Employee agrees that the terms, amount and fact of settlement shall be confidential until AEC needs to make any required disclosure of any agreements between AEC and Employee. Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from, an attorney, accountant, or other professional adviser in order for such adviser to render professional services, Employee agrees not to disclose any information concerning these arrangements to anyone, including, but not limited to, past, present and future employees of AEC, until such time of the public filings.

10.	At AEC’s request, Employee shall cooperate fully in connection with any legal matter, proceeding or action relating to AEC.

11.
The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

12.
It is further expressly agreed and understood that Employee has not relied upon any advice from American Ecology Corporation and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made hereunder and that Employee will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold AEC harmless from any tax obligations arising from said payment.

13.
If there is any dispute arising out of or related to this Agreement, which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to binding arbitration. In the event the parties cannot agree on an arbitrator, then the arbitrator shall be selected by the administrator of the American Arbitration Association (“AAA”) office in Salt Lake City, Idaho.  The arbitrator shall be an attorney with at least 15 years’ experience in employment law in Idaho.  Boise shall be the site of the arbitration.  All statutes of limitation, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder.  Any issue about whether a controversy or claim is covered by this Agreement shall be determined by the Arbitrator.  The arbitration shall be conducted under the AAA Employment Dispute Resolution Rules then in effect.  BY ENTERING INTO THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS WAIVING EMPLOYEE’S RIGHT TO JURY TRIAL OF ANY DISPUTE COVERED BY THIS AGREEMENT.

EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF EMPLOYEE’S CHOICE, THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, THAT EMPLOYEE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT EMPLOYEE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE OR IN THAT CHANGE OF CONTROL AGREEMENT BETWEEN AEC AND EMPLOYEE, AND THAT EMPLOYEE IS SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on the dates indicated below, and shall become effective as indicated above.

EMPLOYEE

By:
Name:
Date: